EXHIBIT 99.1


                                                                    NEWS RELEASE

[INFOWAVE LOGO]


INFOWAVE ANNOUNCES PROPOSED $12.5 MILLION OFFERING

Burnaby, British Columbia, January 29, 2001 - Infowave Software, Inc. (TSE: IW) today announced that it has filed a preliminary short form prospectus with the securities commissions in the provinces of British Columbia, Alberta and Ontario for a proposed public offering of units (the "Units").

A syndicate of Canadian investment dealers will underwrite the offering, which is intended to raise approximately Cdn$12.5 million. In addition, Infowave has provided an over-allotment option to the underwriters, exercisable until closing, for up to 15% of the number of Units offered.

Each Unit will be comprised of one common share (the "Common Share") and one-half of one common share purchase warrant (the "Warrant") of Infowave. Each whole Warrant will entitle the holder to purchase one Common Share for a period of 18 months from closing at a price that represents a 30% premium to the Unit offering price. The offering price of the Units will be determined at the time of filing the final short form prospectus by negotiation between Infowave and the underwriters. The financing is subject to regulatory approvals.

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in any jurisdiction.

Contact Information

Todd Carter
Chief Financial Officer
604.473.3600
cfo@infowave.com